UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

Whitestone REIT

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WHITESTONE REIT URGES SHAREHOLDERS TO SUPPORT ITS HIGHLY QUALIFIED TRUSTEE NOMINEES AT THE ANNUAL MEETING ON MAY 14 – VOTE TODAY USING THE WHITE PROXY CARD

Whitestone’s Turnaround Strategy Has Been Successful Under New Board / Leadership Team

Our Reset Strategy Has Momentum and the Market Is Recognizing Our Accomplishments

Do Not Let Erez Interrupt Our Momentum, Derail Our Strategy and Destroy Value

Glass Lewis and Egan Jones, Two Leading Proxy Advisory Firms, Both Recommended that Shareholders Vote "FOR ALL" of Whitestone's Board Nominees on the WHITE Proxy Card

HOUSTON, May 10, 2024 -- Whitestone REIT (NYSE:WSR) (“Whitestone” or the “Company”) today announced that it has issued a letter to shareholders related to the upcoming 2024 Annual Meeting of Shareholders scheduled to be held on May 14, 2024. The letter urges shareholders to vote the WHITE proxy card "FOR ALL" of Whitestone's highly qualified trustees standing for election.

The full text of the letter follows:

May 10, 2024

Dear Fellow Shareholders:

Whitestone's 2024 Annual Meeting is just days away. Your vote could define the future of Whitestone and impact the value of your investment. We ask you to protect the value of your investment by voting "FOR ALL" of Whitestone's highly qualified trustees standing for election by following the instructions on the enclosed WHITE proxy card.

Whitestone today is a vastly different company than it was before January 18, 2022. On that date, the Board made the difficult decision of terminating our former CEO for cause. The Board then named David Holeman as our new CEO, and appointed David Taylor as our new Chairman and Nandita Berry as Chair of the Nominating and Governance Committee.

Since January 18, 2022, the new management team worked in cohesion with the Board to unlock value for shareholders and deliver superior performance on multiple fronts:

1.

Strong Operations: Our occupancy is near its multi-year high of 94.2% attained in the fourth quarter of 2023. Our average annual same-store NOI growth since 2022 was a solid +5.3% (among the best within our peer group).

2.

Positive Earnings Growth: Core FFO per Share has grown from $0.86 in 2021 to $0.91 for 2023 (up nearly 6%). It is anticipated to grow an additional +11% in 2024 to reach $1.01 per share (the midpoint of our $0.98 - $1.04 guidance range).

3.

Lower Leverage and Proactive Balance Sheet Management: We reduced leverage (measured as Net Debt / EBITDAre) from 10.2x in 2020 to 7.8x for 2023. We renewed our corporate credit facility and minimized near-term debt maturities. We project continued improvement of our Net Debt / EBITDAre ratio to a range of 6.6x to 7.0x by the fourth quarter of 2024.

4.	Improved Corporate Governance: We refreshed our Board with three new candidates, right-sized compensation, split the Chairman and CEO role, and provided shareholders with access to bylaws.

5.

Successful Resolution of Past Litigation Matters: We concluded the litigation with our former CEO (with a favorable ruling for Whitestone). We are working to monetize our stake in Pillarstone, thereby eliminating an overhang that had weighed on our stock.

The market has recognized and rewarded our efforts – we are the best performing shopping center REIT since January 18, 2022, with a total return of +36% through May 8, 2024: a validation of our successful turnaround strategy.

And our momentum continues in 1Q24, as reflected by independent research analysts’ commentary:

●

“Whitestone REIT’s 1Q24 earnings was aligned with expectations, with the company benefiting from consistently healthy operating fundamentals across its markets” – JMP / A Citizens Company (May 2, 2024)

●	“We think current management made great strides in improving the portfolio and closing the valuation gap” – Truist (May 1, 2024)

●	“1Q24 results seemed to demonstrate steady performance” – B Riley (May 2, 2024)

●	“In our view, the risk/reward favors the current management team, which has done a good job since taking over in 2022. If it's not broken, don't fix it.” – Maxim (May 2, 2024)

Meanwhile, Erez Asset Management (“Erez”) is seeking to derail our strategy by nominating 2 nominees who lack relevant skillsets, have a record of value destruction at other companies, and have failed to put forth a compelling alternate strategy:

Erez is seeking to interrupt our progress and derail our value-creation strategy by nominating two nominees (Mr. Bruce Schanzer and Ms. Catherine Clark) with no experience in our markets, limited knowledge of our strategy, and no value-enhancing ideas.

Glass Lewis seems to agree with our assessment, noting that they “ultimately find very limited cause to suggest support for Erez’s nominees is likely to represent a superior outcome” compared to incumbent trustees:

✘

“During Mr. Schanzer’s tenure as Cedar Realty CEO from June 15, 2011 to August 22, 2022… Cedar Realty generated dividend adjusted returns of approximately 35.7%... well off the pace relative to both Whitestone and the FTSE NAREIT Equity Shopping Centers Index, which generated total returns of 96.1% and 87.1%, respectively.”

✘	“[Cedar Realty’s consistently poor Say-on-Pay record and unresponsiveness to shareholders] materially undermine the notion that Mr. Schanzer is likely to represent a credible change agent.”

✘

“We do not see a clear case to suggest that Ms. Clark’s prior service as a REIT senior executive… correlates strongly with greater value creation relative to Whitestone or a broader index of industry peers.”

✘

“We consider the absence of a clear strategic or financial [alternative] capable of achieving any of the Dissident’s generally stated objectives necessarily invites investors to revisit the sole tack to which Erez has previously committed: a sale of the Company.”

Furthermore, Mr. Schanzer's collusion with our former CEO James Mastandrea, as revealed on May 6, 2024 (link), in a brazen attempt to acquire Whitestone, put in question the ulterior motives of Mr. Schanzer. Only after failing to raise capital to acquire the Company last Fall did Erez pivot to a proxy contest with the stated objective to effect “a portfolio monetization or change of control transaction”1. Lastly, the inconsistency and constant flip-flopping observed over the course of Mr. Schanzer’s proxy campaign reveal his lack of strategy and focus on what is best for all shareholders.

Investors should be wary of an individual with a checkered track record of strategic missteps and value destruction. Do not let him destroy what we have carefully rebuilt at Whitestone since January 2022. His record of value destruction at Cedar is well-documented. Do not let him import the toxic culture he cultivated at Cedar to our Company. We deserve better, and per the open letter to you from David Taylor and Nandita Berry to you on May 7, 2024 (link): we will continue to effect positive change for the benefit of all shareholders.

1 Source for quotation: Erez letter to Whitestone dated November 6, 2023.

Please simply DISCARD any blue proxy card you may receive from Erez. If you inadvertently voted using a blue proxy card, you may cancel that vote simply by voting again TODAY using the company's WHITE proxy card. Only your latest-dated vote will count.

Glass Lewis and Egan Jones, two leading proxy advisory firms, both recommended that shareholders vote "FOR ALL" of Whitestone's board nominees on the WHITE proxy card

In arriving at their recommendation, Glass Lewis stated that “the board's case proves more persuasive at this time, due in no small part to observable trends in Whitestone's operating performance, financial condition and corporate governance” and commended the credible execution of our business strategy since January 2022.

Furthermore, Glass Lewis recognized our transparency with shareholders by writing that “Whitestone has responded to speculative transaction commentary by expressing a willingness to consider available alternatives” and acknowledged our significant corporate governance improvements.

In their report, Egan Jones stated that "The Company’s recent improvements in its corporate governance practices, which include a highly independent and refreshed board, enhancing shareholder rights and CEO succession, have translated into positive outcomes in terms of the Company’s financial performance and operations" and added that "David Holeman’s appointment has unlocked opportunities for the Company." They concluded that "a change in the composition of its Board will be disruptive and could be detrimental to the Company’s successful execution and progression of its strategies to maximize shareholder value."

Another leading proxy advisory firm, ISS, put the spotlight on Erez and its nominees’ fixation with a sale process by stating that “The board's concern that the dissident is primarily focused on a potential sale transaction may have a reasonable basis, given the context of Schanzer's initial approach and his apparent pursuit of financing sources and outreach to the company’s former CEO.”

Glass Lewis and Egan Jones got it right. Protect the value of your investment and vote the WHITE proxy card "FOR ALL" of Whitestone's highly qualified, diverse and experienced nominees TODAY.

We thank you for your continued support.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a community-centered real estate investment trust (REIT) that acquires, owns, operates, and develops open-air, retail centers located in some of the fastest growing markets in the country: Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

Our centers are convenience focused: merchandised with a mix of service-oriented tenants providing food (restaurants and grocers), self-care (health and fitness), services (financial and logistics), education and entertainment to the surrounding communities. The Company believes its strong community connections and deep tenant relationships are key to the success of its current centers and its acquisition strategy. For additional information, please visit www.whitestonereit.com.

Important Additional Information and Where to Find It

Whitestone REIT has filed a definitive proxy statement on Schedule 14A (the “2024 Proxy Statement”) and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://ir.whitestonereit.com/corporate-profile/default.aspx as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

Whitestone REIT, its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2024 Annual Meeting Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the 2024 Proxy Statement of the, which was filed with the SEC on April 4, 2024. To the extent securities holdings by the Company’s trustees and executive officers as reported in the 2024 Proxy Statement have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, which can also be found through the Company’s website (https://ir.whitestonereit.com/corporate-profile/default.aspx) in the section “Investor Relations” or through the SEC’s website. These documents are available free of charge as described above.

Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the federal securities laws, including discussion and analysis of our financial condition and results of operations, statements related to our expectations regarding the performance of our business, and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include: the imposition of federal income taxes if we fail to qualify as a real estate investment trust (“REIT”) in any taxable year or forego an opportunity to ensure REIT status; uncertainties related to the national economy, the real estate industry in general and in our specific markets; legislative or regulatory changes, including changes to laws governing REITs; adverse economic or real estate developments or conditions in Texas or Arizona, Houston and Phoenix in particular, including the potential impact of public health emergencies, such as COVID-19, on our tenants’ ability to pay their rent, which could result in bad debt allowances or straight-line rent reserve adjustments; increases in interest rates, including as a result of inflation operating costs or general and administrative expenses; our current geographic concentration in the Houston and Phoenix metropolitan area makes us susceptible to local economic downturns and natural disasters, such as floods and hurricanes, which may increase as a result of climate change, increasing focus by stakeholders on environmental, social, and governance matters, financial institution disruption; availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures; decreases in rental rates or increases in vacancy rates; harm to our reputation, ability to do business and results of operations as a result of improper conduct by our employees, agents or business partners; litigation risks; lease-up risks, including leasing risks arising from exclusivity and consent provisions in leases with significant tenants; our inability to renew tenant leases or obtain new tenant leases upon the expiration of existing leases; risks related to generative artificial intelligence tools and language models, along with the potential interpretations and conclusions they might make regarding our business and prospects, particularly concerning the spread of misinformation; our inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; geopolitical conflicts, such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip and unrest in the Middle East; the need to fund tenant improvements or other capital expenditures out of operating cash flow; the extent to which our estimates regarding Pillarstone REIT Operating Partnership LP's financial condition and results of operations differ from actual results; and the risk that we are unable to raise capital for working capital, acquisitions or other uses on attractive terms or at all and other factors detailed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

This release contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”) including EBITDAre, FFO, NOI and net debt. Following are explanations and reconciliations of these metrics to their most comparable GAAP metric.

EBITDAre: The National Association of Real Estate Investment Trusts (“NAREIT”) defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization and impairment write-downs of depreciable property and of investments in unconsolidated affiliates caused by a decrease in value of depreciable property in the affiliate, plus or minus losses and gains on the disposition of depreciable property, including losses/gains on change in control and adjustments to reflect the entity’s share of EBITDAre of the unconsolidated affiliates and consolidated affiliates with non-controlling interests. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. Management believes that EBITDAre represents a supplemental non-GAAP performance measure that provides investors with a relevant basis for comparing REITs. There can be no assurance the EBITDAre as presented by the Company is comparable to similarly titled measures of other REITs. EBITDAre should not be considered as an alternative to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

FFO: Funds From Operations: The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We calculate FFO in a manner consistent with the NAREIT definition and also include adjustments for our unconsolidated real estate partnership.

Core Funds from Operations (“Core FFO”) is a non-GAAP measure. From time to time, we report or provide guidance with respect to “Core FFO” which removes the impact of certain non-recurring and non-operating transactions or other items we do not consider to be representative of our core operating results including, without limitation, default interest on debt of real estate partnership, extinguishment of debt cost, gains or losses associated with litigation involving the Company that is not in the normal course of business, and proxy contest professional fees.

Management uses FFO and Core FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income (loss) alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. In addition, securities analysts, investors and other interested parties use FFO and Core FFO as the primary metric for comparing the relative performance of equity REITs. FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP, as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO and Core FFO do not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Although our calculation of FFO is consistent with that of NAREIT, there can be no assurance that FFO and Core FFO presented by us is comparable to similarly titled measures of other REITs.

NOI: Net Operating Income: Management believes that NOI is a useful measure of our property operating performance. We define NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Because NOI excludes general and administrative expenses, depreciation and amortization, equity or deficit in earnings of real estate partnership, interest expense, interest, dividend and other investment income, provision for income taxes, gain on sale of property from discontinued operations, management fee (net of related expenses) and gain or loss on sale or disposition of assets, and includes NOI of real estate partnership (pro rata) and net income attributable to noncontrolling interest, it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect the level of capital expenditure and leasing costs necessary to maintain the operating performance of our properties, including general and administrative expenses, depreciation and amortization, equity or deficit in earnings of real estate partnership, interest expense, interest, dividend and other investment income, provision for income taxes, gain on sale of property from discontinued operations, management fee (net of related expenses) and gain or loss on sale or disposition of assets.

Same Store NOI: Management believes that Same Store NOI is a useful measure of the Company’s property operating performance because it includes only the properties that have been owned for the entire period being compared, and it is frequently used by the investment community. Same Store NOI assists in eliminating differences in NOI due to the acquisition or disposition of properties during the period being presented, providing a more consistent measure of the Company’s performance. The Company defines Same Store NOI as operating revenues (rental and other revenues, excluding straight-line rent adjustments, amortization of above/below market rents, and lease termination fees) less property and related expenses (property operation and maintenance and real estate taxes), Non-Same Store NOI, and NOI of our investment in Pillarstone OP (pro rata). We define “Non-Same Stores” as properties that have been acquired since the beginning of the period being compared and properties that have been sold, but not classified as discontinued operations. Other REITs may use different methodologies for calculating Same Store NOI, and accordingly, the Company's Same Store NOI may not be comparable to that of other REITs.

Net debt: We present net debt, which we define as total debt net of insurance financing less cash plus our proportional share of net debt of real estate partnership, and net debt to pro forma EBITDAre, which we define as net debt divided by EBITDAre because we believe they are helpful as supplemental measures in assessing our ability to service our financing obligations and in evaluating balance sheet leverage against that of other REITs. However, net debt and net debt to pro forma EBITDAre should not be viewed as a stand-alone measure of our overall liquidity and leverage. In addition, other REITs may use different methodologies for calculating net debt and net debt to pro forma EBITDAre, and accordingly our net debt and net debt to pro forma EBITDAre may not be comparable to that of other REITs.

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
Initial Full Year Guidance for 2024
(in thousands, except per share and per unit data)

	Projected Range Full Year 2024
	Low	High
FFO (NAREIT) and Core FFO per diluted share and OP unit

Net income attributable to Whitestone REIT	$16,600	$19,600
Adjustments to reconcile to FFO (NAREIT)
Depreciation and amortization of real estate assets	34,252	34,252
Depreciation and amortization of real estate assets of real estate partnership (pro rata)	133	133
FFO (NAREIT)	$50,985	$53,985
Adjustments to reconcile to Core FFO
Adjustments	—	—
Core FFO	$50,985	$53,985

Dilutive shares	51,262	51,262
OP Units	695	695
Dilutive share and OP Units	51,957	51,957

Net income attributable to Whitestone REIT per diluted share	$0.32	$0.38
FFO (NAREIT) per diluted share and OP Unit	$0.98	$1.04

Net income attributable to Whitestone REIT per diluted share	$0.32	$0.38
Core FFO per diluted share and OP Unit	$0.98	$1.04

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share and unit data)

	Year Ended December 31,
	2023	2021
FFO (NAREIT) AND CORE FFO
Net income attributable to Whitestone REIT	$19,180	$12,048
Adjustments to reconcile to FFO:(1)
Depreciation and amortization of real estate assets	32,811	28,806
Depreciation and amortization of real estate assets of real estate partnership (pro rata) (2)	1,613	1,674
Loss on disposal of assets, net	522	90
Gain on sale of properties from continuing operations, net	(9,006)	(266)
Gain on sale of property from discontinued operations	—	(1,833)
Gain on sale or disposal of properties or assets of real estate partnership (pro rata)(2)	—	(19)
Net income attributable to noncontrolling interests	270	205
FFO (NAREIT)	$45,390	$40,705
Adjustments to reconcile to Core FFO:
Early debt extinguishment costs	—	—
Default interest on debt of real estate partnership (1)(2)	1,375	—
Core FFO	$46,765	$40,705

FFO PER SHARE AND OP UNIT CALCULATION
Numerator:
FFO	$45,390	$40,705
Core FFO	$46,765	$40,705
Denominator:
Weighted average number of total common shares - basic	49,501	45,486
Weighted average number of total noncontrolling OP units - basic	694	772
Weighted average number of total common shares and noncontrolling OP units - basic	50,195	46,258

Effect of dilutive securities:
Unvested restricted shares	1,312	850
Weighted average number of total common shares and noncontrolling OP units - diluted	51,507	47,108

FFO per common share and OP unit - basic	$0.90	$0.88
FFO per common share and OP unit - diluted	$0.88	$0.86

Core FFO per common share and OP unit - basic	$0.93	$0.88
Core FFO per common share and OP unit - diluted	$0.91	$0.86

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(continued)
(in thousands)
	Year Ended December 31,
	2023	2020
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre)

Net income attributable to Whitestone REIT	$19,180	$6,034
Depreciation and amortization	32,966	28,303
Interest expense	32,866	25,770
Provision for income taxes	450	379
Net income attributable to noncontrolling interests	270	117
(Equity) deficit in earnings of real estate partnership (1)	3,155	(921)
EBITDAre adjustments for real estate partnership (1)	617	3,484
Loss (gain) loss on sale or disposal of assets, net	(8,484)	364
Gain on loan forgiveness	—	(1,734)
EBITDAre	81,020	61,796

	Year Ended December 31,
Debt/EBITDAre Ratio	2023	2020
Outstanding debt	$640,549	$645,163
Less: Cash	(4,572)	(25,777)
Deposit due to real estate partnership debt default	(13,633)	-
Add: Proportional share of net debt of unconsolidated real estate partnership (1)	8,685	8,912
Total Net Debt	$631,029	$628,298

EBITDAre	$81,020	$61,796

Ratio of debt to pro forma EBITDAre	7.8	10.2

(1) We rely on reporting provided to us by our third-party partners for financial information regarding the Company's investment in Pillarstone OP. Because Pillarstone OP financial statements as of December 31, 2023 and 2022 have not been made available to us, we have estimated proportional share of net deb based on the information available to us at the time.

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
Initial Full Year Guidance for 2024
(in thousands)

	Projected Range Fourth Quarter 2024
	Low	High
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre)

Net income attributable to Whitestone REIT	$6,161	$5,311
Depreciation and amortization	8,746	8,746
Interest expense	8,013	8,013
Provision for income taxes	134	134
Net income attributable to noncontrolling interests	89	89
EBITDAre	$23,143	$22,293
Annualized EBITDAre	$92,572	$89,172

Outstanding debt, net of insurance financing	616,290	624,290
Less: Cash	(3,000)	(3,000)
Add: Proportional share on net debt of unconsolidated real estate partnership	—	—
Total net debt	$613,290	$621,290

Ratio of Net Debt to EBITDAre	6.6	7.0